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                                                                   EXHIBIT 2.4

                                    SUBLEASE
                         (PORTION OF UNIT 9, PALO ALTO)

                                   ARTICLE I

        1.1 REFERENCE INFORMATION. References in this Sublease to any of the following shall have the respective meanings set forth below:

        "Assignment" means that certain Assignment and Assumption of Lessee's Interest in Lease (Units 8 and 9, Palo Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto) dated as of May 7, 1997, by and between Sublessee and Sublessor, each as defined below, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

        "Date of this Sublease" means May 7, 1997.

        "Effective Date" means the Closing Date, as defined in Section 2.6.1. of the Asset Purchase Agreement dated as of May 7, 1997 (the "Asset Purchase Agreement"), by and between Sublessee and Sublessor. If the Asset Purchase Agreement shall terminate pursuant to Section 12 thereof, this Agreement shall terminate concurrently with the termination of the Asset Purchase Agreement.

        "Expiration Date" means the date six (6) months after the Effective Date or the last day of any Extended Term (as hereinafter defined).

        "Master Lease" means that certain Lease by and between The Board of Trustees of The Leland Stanford Junior University ("Stanford"), as lessor, and Sublessee, as lessee, dated January 1, 1961, as amended by that certain Amendment to Lease and Agreement Adding Additional Land to Lease dated as of September 25, 1984, for the lease of real property and improvements, copies of which are attached hereto as Exhibit B and incorporated herein by this reference together with such rules, regulations, and guidelines as Stanford may adopt from time to time.

        "Property" means the real property and improvements leased to Sublessee under the Master Lease, which lease has been assigned to Sublessor pursuant to the Assignment.

        "Options to Extend" means two (2) six-month options to extend the term of this Sublease on the same terms and conditions as the Initial Term, as defined in Section 2.2 below.

        "Permitted Uses" means such uses as are suitable to the Subleased Premises.

        "Sublease" means this Sublease, as amended, modified, restated, or replaced from time to time.

        "Sublessee" means Varian Associates, Inc., a Delaware corporation.

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         "Subleased Premises" means the Hazardous Materials Storage Area located in the south corner of the Property, as more particularly identified on the plan attached hereto as Exhibit C.

         "Sublessor" means Novellus Systems, Inc., a California corporation.

         "Term" means the term of this Sublease, as extended or terminated pursuant to the provisions of Article II below.

         Certain other capitalized terms are defined through the Sublease, and have the respective meaning set forth herein.

         1.2 EXHIBITS. The following Exhibits are attached to and incorporated in this Sublease:

         EXHIBIT A: Assignment
         EXHIBIT B: Master Lease
         EXHIBIT C: Plan of the Property


                                   ARTICLE II
                           SUBLEASED PREMISES AND TERM

         2.1 SUBLEASED PREMISES. Sublessor hereby subleases the Subleased Premises to Sublessee and Sublessee hereby subleases the Subleased Premises from Sublessor, subject to (i) any and all existing encumbrances and other matters of record, including the Master Lease and (ii) the terms and provisions of this Sublease. Sublessee shall have the right of full and unrestricted ingress to and egress from the Subleased Premises, subject to the terms of Article IV (Non-Exclusive Uses).

         2.2 TERM. The initial term of this Sublease shall begin on the Effective Date and end on the Expiration Date (the "Initial Term"), unless sooner terminated as hereinafter provided. The Term of this Sublease shall be subject to extension beyond the Initial Term as provided in Section 2.3 below.

         2.3 EXTENSION. If no Event of Default (as hereinafter defined) shall have occurred and be continuing at the time of such exercise, Sublessee shall have two (2) options to extend the Term of the Sublease, each of which gives Sublessor the right to extend the Term for an additional six (6) months (each, an "Extended Term"), which options shall be exercisable by written notice to Sublessor not less than one (1) month prior to the expiration of the then-current term, During any Extended Term, all of the terms and conditions of this Sublease shall continue in full force and effect.






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         2.4 EARLY TERMINATION OF SUBLEASE. Sublessee shall have the right to terminate this Sublease at any time by providing thirty (30) days prior written notice to Sublessor of its intention to terminate the Sublease, subject to the yield up terms in Section 12.8.

                                   ARTICLE III
                         CONDITION OF SUBLEASED PREMISES

         3.1 CONDITION OF SUBLEASED PREMISES. Sublessee agrees to accept the Subleased Premises in its present "AS IS" condition. Sublessor shall have no obligation to perform any work or construction with respect to the Subleased Premises. If Sublessee shall desire to perform any work or construction, the same shall be done only in accordance with this Sublease.

         3.2 NO REPRESENTATIONS OR WARRANTIES. Neither Sublessor nor Sublessor's agent(s), if any, have made any representations or warranties to Sublessee or Sublessee's agent(s), if any, with respect to the Subleased Premises or this Sublease except as expressly set forth in this Sublease, and no rights, easements or licenses are or shall be acquired by Sublessee by implication or otherwise unless expressly set forth in this Sublease.

                                   ARTICLE IV
                               NON-EXCLUSIVE USES

         4.1 RIGHT OF ACCESS. Sublessor hereby grants Sublessee, for the benefit of Sublessee and its agents, employees, consultants, contractors and subcontractors, a non-exclusive right of access through the Property (other than Building 6), for their use of the Subleased Premises and for the purpose of transporting Hazardous Materials (as defined in the Asset Purchase Agreement) to and from the Subleased Premises, subject to (i) all rights of Sublessor retained herein, (ii) the terms of Article IX (Hazardous Materials) and (iii) any and all existing encumbrances and other matters of record, including the Master Lease.

                                    ARTICLE V
                                      RENT

         5.1 NO RENT PAYABLE. No rent shall be payable under this Sublease.

                                   ARTICLE VI
                           REAL ESTATE AND OTHER TAXES

         6.1 REAL ESTATE TAXES. Sublessor shall pay all real property taxes and general and special assessments levied or assessed against the Property during the Term (the "Real Estate Taxes").







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         6.2 PERSONAL PROPERTY TAXES. Sublessee shall pay before delinquency all taxes, assessments, licenses, fees and other charges ("Taxes") that are levied or assessed against Sublessee's personal property installed or located in or on the Subleased Premises that become payable during the Term. Upon Sublessor's demand, Sublessee shall furnish Sublessor with satisfactory evidence of these payments.

         If any Taxes on Sublessee's personal property are levied against Sublessor or Sublessor's property, or if the assessed value of Sublessor's property is increased by the inclusion of a value placed on Sublessee's personal property, Sublessee, on demand, shall immediately reimburse Sublessor the sum of the Taxes levied against Sublessor on account of Sublessee's personal property, or the proportion of the Taxes resulting from the inclusion of Sublessee's personal property in Sublessor's assessment. Sublessor shall have the right to pay such Taxes without incurring any liability to Sublessee and without necessity of contesting their validity, but will assign all rights Sublessor may have to contest these Taxes to Sublessee upon Sublessee's written demand therefor.

                                   ARTICLE VII
                                    INSURANCE

         7.1 SUBLESSEE'S INSURANCE. Sublessee shall at all times during the Term of the Sublease maintain, at its sole cost, insurance coverage against loss or damage by fire and such other risks as are from time to time included in a standard "All Risk" policy (excluding flood and earthquake insurance) covering the Subleased Premises. Sublessee and its insurer waive the right of subrogation or recovery for insurance actually carried or required to be carried hereunder against Sublessor except for the gross negligent acts or omissions of Sublessor or its agents, employees or invitees.

         Sublessee shall procure at its sole cost and expense and keep in effect from the date of the Sublease and at all times during the Term commercial general liability insurance covering its use, occupancy and maintenance of the Subleased Premises. Such policy shall include contractual liability insurance applying to Sublessee's indemnity obligations under this Sublease, but shall not provide coverage for environmental liability or asbestos exposure. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) per occurrence.

         Sublessee's general liability policy shall be endorsed to name Sublessor as an additional insured (but only with respect to Sublessor's interest in the Subleased Premises), shall provide that such coverage shall be primary and that any insurance maintained by Sublessor shall be excess insurance only and shall not be called upon to contribute to Sublessee's insurance policies. Sublessee waives the right of recovery against the Sublessor for loss or damage within any deductible with respect to any insured claim.

         Sublessee shall maintain workers' compensation insurance and all other legally required insurance coverage in at least the minimum amount mandated by statute and employers







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liability insurance with a minimum combined single limit of liability of at least Five Hundred Thousand Dollars ($500,000) per occurrence Such insurance can be provided under a qualified consent to self-insure. Such policy (or qualified self-insurance) shall waive the right of subrogation or recovery against Sublessor.

         Prior to the commencement of this Sublease, Sublessee shall deliver to Sublessor certificates evidencing the existence and amount of such insurance. No such policies shall be cancelable or subject to reduction of coverage limits or other material modification except after thirty (30) days prior written notice to Sublessor. Sublessee shall not do or permit to be done anything on or about the Subleased Premises which shall invalidate any of the insurance policies required to be carried hereunder or make any such insurance unobtainable.

                                  ARTICLE VIII

                        UTILITIES; MAINTENANCE EXPENSES;
                        FIRE ALARMS AND SPRINKLER SYSTEMS

         8.1 UTILITIES. Sublessor shall provide, at its expense, electricity, water, sewer, refuse and storm drain services and any similar or replacement utilities as may currently be provided (collectively, "Utilities") for the Subleased Premises, as more particularly described in Section 10.1. Sublessor shall not be liable for any interruption or failure in the supply of any such utilities to the Subleased Premises.

         8.2 FIRE ALARMS AND SPRINKLER SYSTEMS. Sublessee shall, at its sole expense, maintain the fire alarms and sprinkler systems for the Subleased Premises, if any, and any fire extinguishers that presently are located in the Subleased Premises.

                                   ARTICLE IX
                               HAZARDOUS MATERIALS

         9.1 USE OF HAZARDOUS MATERIALS. Sublessee shall not engage in any activity in, on or about the Property (or permit any of its agents, employees, invitees or licensees to engage in any activity in, on or about the Property) which involves the use or handling of Hazardous Materials except in compliance with Environmental Laws (as defined in the Environmental Agreement dated as of May _, 1997 (the "Environmental Agreement") between Sublessor and Sublessee). Notwithstanding anything to the contrary contained herein, in no event shall Sublessee, its agents or employees introduce, in any manner, any Hazardous Materials in, on, under or about the Property through the plumbing, HVAC and/or sewer systems servicing any portion of the Property except in compliance with Environmental Laws. From and after the Effective Date, Sublessee shall be solely responsible for providing any notice required by Environmental Laws of the generation, possession, manufacture, storage, use, transportation, handling, treatment, release, deposit and/or disposal, on or after the Effective Date, of any







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Hazardous Materials on, under or about the Subleased Premises, including, without limitation, all notices required by California Health and Safety Code Sections 25359.6 and 25249-5 et seq.

         Sublessee shall provide to Sublessor copies of the Hazardous Material Business Plan and Hazardous Material inventories submitted annually to the local administering agency. In addition, Sublessee shall provide to Sublessor copies of all changes and revisions that require additional approval from the administering agency.

         9.2 DUTY TO INFORM SUBLESSOR. If Sublessee knows that Hazardous Materials have been released or are threatened to be released in, on, under or about the Property in violation of Environmental Laws, other than as previously consented to or known by Sublessor, Sublessee shall as soon as possible (but in any event within twenty-four (24) hours) give written notice of such fact to Sublessor. Notice shall be given immediately if Sublessee reasonably believes that the release or threatened release (i) is likely to come in contact with soil or groundwater, (ii) is more than one pound by weight or (iii) cannot be cleaned up within 15 minutes. Sublessee shall also as soon as possible (but in any event within twenty-four (24) hours) give Sublessor a copy of any statement, report, notice, claim, initial action or proceeding given to, or received from, any governmental authority or private party concerning the release or threatened release. Except as provided in the Environmental Agreement, Sublessee acknowledges that it, and not Sublessor, is in charge of the Subleased Premises for purposes of all reporting requirements arising on or after the Effective Date under any Environmental Laws.

         The reporting shall include at a minimum:

         a.       The exact location of the release or threatened release;

         b. The name of the person reporting the release or the threatened release;

         C. The Hazardous Material involved in the release or threatened release;

         d.       An estimate of the quantity of Hazardous Materials involved;
                  and

         e. If known, the potential health hazards presented by the Hazardous Material involved in the release or threatened release.

         9.3 REQUIREMENTS FOR TRANSFER; STORAGE. Sublessee shall cause all transportation of Hazardous Materials to and from the Subleased Premises to be performed in accordance with applicable Environmental Laws. Sublessee shall meet the following requirements for any transfer of Hazardous Materials and waste over, or storage of Hazardous Materials and waste on, the Subleased Premises.

              (a) Only personnel who have been trained to respond to Hazardous Material spills and who have been trained in Hazardous Material management principles shall transfer Hazardous Materials over the Property.





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              (b) Hazardous Materials and waste must not be stored in any outdoor areas of the Premises.

         9.4 INDEMNIFICATION. Sublessee shall indemnify, defend, protect and hold harmless Sublessor (and Sublessor's Subsidiaries, and their respective officers, directors, shareholders, employees, and agents) ("Sublessee Indemnified Parties") from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgements of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred arising from (a) injury to or death of any person, or damage to or loss of property, occurring in the Subleased Premises or connected with the use, condition or occupancy thereof (unless such injury, death, damage, or loss is caused by the gross negligence or willful misconduct of Sublessor or its servants or agents), (b) violation of this Sublease by Sublessee or (c) the negligence, gross negligence or willful misconduct of Sublessee or its agents, contractors, licensees, sublessees or invitees in connection with the use or occupancy of the Subleased Premises. The amount of any such losses suffered or incurred by any Sublessee Indemnified Party shall be reduced by the amount of any insurance proceeds or other cash receipts paid to such Sublessee Indemnified Party as a reimbursement with respect to such losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Sublessee Indemnified Party from an unrelated party with respect to such losses. The foregoing indemnity shall include Environmental Claims related to the use and occupancy of the Subleased Premises and arising from (i) any violation or alleged violation, existing after the Effective Date, of any Environmental Law, Environmental Permit or Governmental Order (each as defined in the Environmental Agreement) as a result of any activities after the Effective Date at the Subleased Premises, (ii) any release of Hazardous Materials, after the Effective Date, to the soils, groundwater, surface water or air on, under, about or emanating from any of the Subleased Premises as a result of any activities after the Effective Date at the Subleased Premises, (iii) any disposal, transportation, or arranging for disposal after the Effective Date by Sublessee of Hazardous Material generated at the Subleased Premises, or (iv) any breach of Sublessee's obligations under this Article IX; provided such indemnity shall not include any Environmental Claims related to Sublessee's actions taken pursuant to the Environmental Agreement or covered by any indemnity set forth therein.

         9.5 COMPLIANCE WITH LAWS. Sublessee shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Sublessee's use of the Subleased Premises and shall otherwise comply with all applicable Environmental Laws.

                                    ARTICLE X
                              SUBLESSOR'S COVENANTS

         10.1 BASIC UTILITIES. Subject to Section 8.1, Sublessor shall furnish Sublessee during the Term the following Utilities:






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                  (a) Hot and cold water and sewer plumbing at those points of supply provided in the Subleased Premises.

                  (b) Natural gas service at those points of supply provided in the Subleased Premises.

                  (e) Electrical power at those electrical facilities provided in the Subleased Premises.

Except in the case of an emergency, Sublessor shall not cease providing Utilities to Sublessee or shut down any Utilities to the Subleased Premises without Sublessee's prior written consent.

         10.2 INDEMNITY. Sublessor shall defend, with counsel of its reasonable choice, all actions against Sublessee, any partner, trustee, stockholder, officer, director, employee or beneficiary of Sublessee, holders of mortgages now or hereafter secured by the Subleased Premises (collectively, "Sublessee's Lenders") and any other party having an interest in the Subleased Premises (collectively, "Sublessor Indemnified Parties") with respect to, and shall pay, protect, indemnify and hold harmless, to the extent permitted by law, all Sublessor Indemnified Parties from and against, any and all losses, damages, claims, costs and expenses, interest, awards, judgments, settlements and penalties (including reasonable legal costs and expenses) of any nature arising from the gross negligence or willful misconduct of Sublessor or its agents, contractors, licensees, sublessees or invitees. The amount of any such losses suffered or incurred by any Sublessor Indemnified Party shall be reduced by the amount of any insurance proceeds or other cash receipts paid to such Sublessor Indemnified Party as a reimbursement with respect to such losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Sublessor Indemnified Party from an unrelated party with respect to such losses.

                                   ARTICLE XI

                              SUBLESSEE'S COVENANTS

         11.1 USE. Sublessee shall use the Subleased Premises only for the Permitted Uses and shall from time to time procure all licenses and permits necessary for and arising from or relating to Sublessee's use and occupancy at Sublessee's sole expense. In no event may Sublessee's use of the Subleased Premises unreasonably interfere with the use of the Property by Sublessor and/or other occupants of the Property.

         11.2 SUBLESSEE'S COMPLIANCE WITH LAW. Sublessee shall, at Sublessee's sole cost and expense, fully, diligently and in a timely manner, materially comply with all laws, rules, regulations, ordinances, orders, directives, covenants, easements and restrictions of record and permits relating in any manner to the Subleased Premises now in effect or which may hereafter come into effect (collectively, "Applicable Law"), (whether or not reflecting a change in Applicable Law or policy from any previously existing Applicable Law or policy). Sublessee





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shall, within five (5) days after receipt of Sublessor's written request, provide Sublessor with copies of all documents and information, including, but not limited to, permits, registrations, manifests, applications, reports and certificates, evidencing Sublessee's compliance with any Applicable Law specified by Sublessor, and shall immediately upon receipt notify Sublessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Sublessee or the Subleased Premises to comply with any Applicable Law.

         11.3 INSPECTION; COMPLIANCE. Sublessor, its agents, and/or any Under shall have the right to enter the Subleased Premises at any time during normal business hours, provided that twenty-four (24) hours prior written notice is given and except in the case of an emergency, for the purpose of inspecting the condition of the Subleased Premises and for verifying compliance by Sublessee, with this Sublease and all Applicable Law, and to employ experts and/or consultants in connection therewith. The costs and expenses of any such inspections shall be paid by the party requesting same.

         11.4 SUBLESSEE'S WORK. Sublessee shall not make any new installations, alterations, additions or improvements (collectively, the "Improvements") in or to the Subleased Premises requiring a building permit, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Sublessor, which may be withheld in Sublessor's reasonable discretion; provided, however, that Sublessor's withholding of such consent shall be deemed to be reasonable if any such Improvement would (i) materially adversely affect or disrupt Sublessor's business operations, (ii) exceed electrical power or other utility capacities for the Subleased Premises (except to the extent Sublessee pays all costs and expenses associated with increasing electrical power or other utility capacities to adequate levels) or (iii) increase Sublessor's costs and expenses (except to the extent Sublessee pays such increased costs and expenses). Any such work approved by Sublessor shall be performed only in accordance with plans and specifications therefor approved by Sublessor. Plans and specifications pertaining to any proposed Improvements for which Sublessor's approval is required must be submitted to Sublessor for approval, along with the name of the contractor to perform such work, at least fifteen (15) days prior to the proposed commencement of construction of the Improvements and Sublessor shall have fifteen (15) days thereafter within which to notify Sublessee in writing whether Sublessor consents to the proposed work; Sublessor's failure to provide Sublessee with such written notice within such fifteen (15) day period shall constitute such consent. Sublessee shall, procure at Sublessee's sole expense all necessary permits and licenses before undertaking any work on the Subleased Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform. with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. Sublessee shall keep the Subleased Premises at all times free of liens for labor and materials. If any such lien is filed, Sublessor may, but shall not be required to, obtain a bond or other security interest sufficient to remove all such liens and Sublessee shall pay to Sublessor upon demand the amounts expended by Sublessor in causing such removal.



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

         11.5 SUBLESSOR'S RIGHT TO ENTER. In addition to Sublessor's other rights and remedies under this Sublease and applicable law, Sublessee shall permit Sublessor and its agents to enter into the Subleased Premises at reasonable times and upon reasonable notice to examine the Subleased Premises and show the Subleased Premises to prospective purchasers, Lenders and (during the last twelve (12) months of the then current term) tenants and to keep affixed in suitable places notices of availability of the Subleased Premises.

         11.6 PERSONAL PROPERTY AT SUBLESSEE'S RISK. All furnishings, fixtures, equipment, effects and property of every kind of Sublessee and of all persons claiming by, through or under Sublessee which may be on the Subleased Premises, shall be at the sole risk and hazard of Sublessee and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage shall be charged to or to be borne by Sublessor, except that Sublessor shall in no event be indemnified or held harmless or exonerated from any liability to Sublessee for any injury, loss, damage or liability not covered by Sublessee's insurance to the extent such indemnification, or holding harmless, or exoneration is prohibited by law. Sublessee shall insure Sublessee's personal property.

         11.7 YIELD UP. At the expiration of the Term or earlier termination of this Sublease, Sublessee (i) shall surrender all keys to the Subleased Premises,
(ii) may remove such installations, improvements, fixtures and personal property from the Subleased Premises as it may desire and (iii) shall yield up the Subleased Premises, including all other installations and improvements made by Sublessee. Any property not removed shall be deemed abandoned may be removed and disposed of by Sublessor in such manner as Sublessor shall determine.

         11.8 ASSIGNMENT AND SUBLETTING. Sublessee shall not assign, sublease (which term shall be deemed to include the granting of concessions and licenses and the like) or transfer this Sublease or all or any part of the Subleased Premises, or suffer or permit this Sublease or the leasehold estate hereby created or any other rights arising under this Sublease to be assigned, sublet, or transferred, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Subleased Premises by anyone other than Sublessee. Any attempted assignment, sublease, or transfer, except with prior written approval thereof from Sublessor (which approval may be withheld in Sublessor's reasonable discretion), shall be void. No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not approved, and no indulgence granted by Sublessor to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Sublessee hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Sublessor's approval in any other case.

         Subject to the terms and conditions of this Sublease, including, without limitation, Section 14.16, Sublessee may assign, sublease, or transfer this Sublease, in its entirety, concurrently with the sale of all of Sublessee's business operation located on the Subleased Premises. Notwithstanding anything contained herein to the contrary, Sublessor's consent to any assignment or sublease shall be conditioned upon the consent thereto from any and all Lenders.




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                                   ARTICLE XII

                                   [RESERVED]

                                  ARTICLE XIII
                                     DEFAULT

         13.1 EVENTS OF DEFAULT AND REMEDIES. If any one or more of the following events (each, an "Event of Default") shall occur:

                  (a) if Sublessee shall fail to observe or perform any other term, covenant, condition or warranty of this Sublease, other than as specified in subsections (c) through (g) below, and such failure is not cured by Sublessee within a period of thirty (30) days after receipt by Sublessee of notice thereof from Sublessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Sublessee proceeds promptly and with due diligence to cure the failure and thereafter diligently pursues such cure to completion; or

                  (b) if a petition is filed by Sublessee seeking appointment of a receiver of Sublessee (or of the whole or substantially all of its property), or for liquidation, or for reorganization or an arrangement or any other relief under any provision of the federal bankruptcy laws or any other applicable law or statute of United States of America or any state thereof as then in force and effect; or

                  (c) if an involuntary petition seeking the relief described in
         Section 13.1(b) is filed against Sublessee and such involuntary petition is not dismissed within sixty (60) days thereafter,

then, and in any of such cases, with or without further notice or demand, and without limiting Sublessor in the exercise of any right or remedy which Sublessor may have by reason of such Event of Default, Sublessor and the agents and servants of Sublessor lawfully may terminate Sublessee's right to possession of the Subleased Premises by any lawful means, in which case this Sublease and the term hereof shall terminate and Sublessee shall immediately surrender possession of the Subleased Premises to Sublessor.

              The expiration or termination of this Sublease and/or the termination of Sublessee's right to Possession shall not relieve Sublessee from liability under any indemnity provisions of this Sublease as to matters occurring or accruing during the Term hereof or by reason of Sublessee's occupancy of the Subleased Premises.

         13.2 REMEDIES CUMULATIVE. Except as otherwise expressly provided herein, any and all rights and remedies which Sublessor or Sublessee may have under this Sublease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of such rights and remedies may be exercised at the same time to the greatest extent permitted by law.




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

         13.3 EFFECT OF WAIVERS OF DEFAULT. Any consent or permission by Sublessor or Sublessee to any act or omission that otherwise would be a breach of any covenant or condition herein, or any waiver by Sublessor or Sublessee of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared in writing) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance. The failure of Sublessor or Sublessee to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Sublease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

         14.1 NOTICES FROM ONE PARTY TO THE OTHER. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission, (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:


                              if to Sublessor:

                                     Novellus Systems, Inc.
                                     3970 North First Street
                                     San Jose, CA 95134
                                     Attention:  Robert Smith
                                     Fax: (408) 943-2277

                              with a copy to:

                                     Morrison & Foerster LLP
                                     755 Page Mill Road
                                     Palo Alto, CA 94304
                                     Attention:  Michael C. Phillips, Esq.
                                     Fax: (415) 494-0792
                              if to Sublessee:

                                     Varian Associates, Inc.
                                     3050 Hansen Way
                                     Palo Alto, California 94304-1000
                                     Attention: Chief Financial Officer
                                     Telecopy No.: (415) 424-5754
                                     Telephone No.: (415) 424-5320

                              with a copy to:

                                     Varian Associates, Inc.
                                     3050 Hansen Way
                                     Palo Alto, California 94304-1000
                                     Attention: General Counsel
                                     Telecopy No.: (415) 858-2018
                                     Telephone No.: (415) 424-5352

         14.2 QUIET ENJOYMENT. Sublessor agrees that upon Sublessee's performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Sublessee shall and may peaceably and quietly have, hold and enjoy the Subleased Premises during the term without any manner of hindrance or molestation from Sublessor or anyone claiming under Sublessor, subject, however, to the terms of this Sublease.

         14.3 SUBLEASE TO BE RECORDED: NOTICE OF SUBLEASE. Sublessor and Sublessee shall, upon request by the other, execute, acknowledge and deliver a short form memorandum of this Sublease (and any amendment hereto or consolidation hereof), in form suitable for recording.

         14.4 BIND AND INURE: LIMITATION OF SUBLESSOR'S LIABILITY. The obligations of this Sublease shall run with the land, and this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the leasehold title to the Subleased Premises shall be liable under this Sublease except for breaches of Sublessor's obligations occurring while such party is the owner of the leasehold title to the Subleased Premises. No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Sublessor shall be personally liable under this Sublease and Sublessee shall look solely to Sublessor for the satisfaction of the remedies of Sublessee.

         14.5 ACTS OF GOD. Excepting only the obligation of Sublessor or Sublessee to pay any monetary amount due hereunder, in any case where either party hereto is required to do any act, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control (other than financial inability) shall not be counted in determining the time during which such action shall be taken or completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

         14.6 SUBLESSOR'S DEFAULT. Sublessor shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and unless within thirty (30) days after written notice from Sublessee to Sublessor specifying such default Sublessor has not commenced diligently to correct the default so specified or has not thereafter diligently pursued such correction to completion.

         14.7 BROKERAGE. Sublessor and Sublessee each warrants and represents to the other that it has had no dealings with any broker or agent in connection with this Sublease and covenants to defend with counsel approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent and the costs incurred by the other in connection with the enforcement of this indemnification agreement. The aforesaid indemnification agreement shall survive the expiration or earlier termination of this Sublease.

         14.8 APPLICABLE LAW; AMENDMENTS. This Sublease shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly performed in the State of California by California residents. No supplement, modification or amendment of this Sublease shall be binding unless executed in writing by authorized representatives of the parties hereto.

         14.9 CORPORATE AUTHORITY. Each individual executing this Sublease on behalf of its respective corporation represents and warrants that such corporation is validly formed, duly authorized and existing, qualified to do business in the state of California, has the full right and legal authority to enter into this Sublease, and that such individual is duly authorized to execute and deliver this Sublease in accordance with such corporation's bylaws and/or a Board of Directors' resolution, and that this Sublease is binding upon the parties in accordance with all the terms and conditions therein.

         14.10 HEADINGS, EXHIBITS. The subject headings of the Articles and Sections of this Sublease are included for purposes of convenience of reference only, and shall not affect the construction or interpretation of this Sublease. All Exhibits referred to herein are a part of this Sublease.

         14.11 SEVERABILITY. If any one or more of the provisions, or a portion of any such provision, of this Sublease shall be deemed to be contrary to law, invalid, illegal or unenforceable in any respect by any governmental agency or court of law having competent jurisdiction over the subject matter and the parties hereto, the remaining provisions shall be severable and enforceable in accordance with their terms. It is the express intent of the parties that in the event that any term, provision or portion of this Sublease is deemed contrary to law, invalid, illegal or unenforceable, the parties shall make whatever reasonable adjustments in their arrangements, if any are required, as may be mutually fair in light of their original intent as reflected in this Sublease.

         14.12 TIME OF ESSENCE. Time is of the essence in regard to all obligations provided for in the Sublease.

         14.13 GRANTS AND EASEMENTS. During the Term, Sublessor reserves to itself the right, from time to time, to grant any easements, rights, restrictions and dedications (collectively, "Grants"), as it may deem necessary or as may be required by law and to cause the recording of any instruments evidencing such Grants, provided that such Grants do not unreasonably interfere with the use of the Subleased Promises by Sublessee. Sublessee agrees to fully cooperate in effecting any such Grants which will not unreasonably interfere with Sublessee's use of the Subleased Premises. Sublessee shall sign any agreements with respect to such Grants as may be reasonably requested by Sublessor and Sublessee's failure to do so shall constitute a material breach of this Sublease.

         14.14 ARBITRATION OF DISPUTES. Any dispute, controversy or claim between the parties relating to, arising out of, or in connection with this Sublease (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Sublease, shall be settled in accordance with Section 14.8 of the Asset Purchase Agreement; excluding, however, Sublessor's right to pursue its remedies (collectively, "Provisional Remedies") under Section 1161 et seq. of the California Code of Civil Procedure (as any of the same may be amended, modified, restated, or replaced from time to time), or Section 1951, et seq of the California Civil Code (as any of the same may be amended, modified, restated, or replaced from time to time), if Master Lessor is concurrently pursuing any Provisional Remedy against Sublessor under the Master Lease on a related matter.

"NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY." "WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION".



                                               SUBLESSOR:  [SIG]
                                                         ----------------

                                               SUBLESSEE:  [SIG]
                                                         ----------------

         14.15 MASTER LEASE. It is agreed that this Sublease is subject to the terms of the Master Lease, and Sublessee covenants and agrees that it shall not violate any term or provision of or cause a default under the Master Lease; provided that Sublessee shall not be deemed to have assumed any obligations under the Master Lease.

         14.16 COMMERCIAL REASONABLENESS. The parties hereto agree to act in a commercially reasonable manner in enforcing their respective rights and remedies hereunder, and, unless otherwise specified herein, not to unreasonably delay or withhold any consent requested by the other party pursuant to the terms hereof.

              IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the Date of this Sublease.

                                   Sublessor:

                                   NOVELLUS SYSTEMS, INC.

                                   By: [SIG]
                                      -----------------------------------------
                                   Name:  John Chenault
                                        ---------------------------------------
                                   Title: Executive Vice President, Operations
                                         --------------------------------------



                                   Sublessee:

                                   VARIAN ASSOCIATES, INC.




                                   By: [SIG]
                                      -----------------------------------------
                                   Name:  Robert A. Lemos
                                        ---------------------------------------
                                   Title: Vice President, Finance and Chief
                                         --------------------------------------
                                          Financial Officer

Pursuant to Item 601 (b)(2) of Regulation S-K, the following exhibits to this Sublease (Portion of Unit 9, Palo Alto) have been omitted. Such exhibits will be submitted to the Securities and Exchange Commission upon request.

Exhibit A: See Exhibit 2.3 of Form 8-K.

Exhibit B: A copy of the senior lease.

Exhibit C: Property plan.